UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): December 10, 2007
OPENTV CORP.
(Exact name of registrant as specified in its charter)

British Virgin Islands	001-15473	98-0212376

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
275 Sacramento Street
San Francisco, California 94111
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (415) 962-5000
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Letter Agreement with Executive Vice President and Chief Operating Officer. On December 10, 2007, OpenTV Corp. (the “Company”) entered into a letter agreement with Nigel (Ben) Bennett, pursuant to which Mr. Bennett was promoted, effective August 29, 2007, to the position of Executive Vice President, Chief Operating Officer of the Company. In addition, Mr. Bennett agreed to serve, on an interim basis, as the Company’s Acting Chief Executive Officer.
     Under the letter agreement, Mr. Bennett will receive an annual salary of $400,000 with a target bonus amount established by the Company’s Compensation and Nominating Committee prior to the year in which such bonus applies. For 2007, Mr. Bennett’s target bonus will be 40% of his annual salary, except for the period while he is serving as Acting Chief Executive Officer, during which time, Mr. Bennett’s target bonus will be 60% of his annual salary. In addition, on the date the letter agreement was entered into, the Company granted to Mr. Bennett 150,000 restricted Class A ordinary shares of the Company under the OpenTV Corp. 2005 Incentive Plan. Such shares are subject to the terms and conditions of a Restricted Share Agreement, which terms and conditions include restrictions on the sale, transfer or assignment of such shares. Such restrictions lapse as to 25% of the restricted shares on December 3, 2008, and at the end of each month thereafter, the restrictions will lapse as to an additional 1/48th of such restricted shares.
     Mr. Bennett’s letter agreement provides for an initial term of employment of one year (commencing on August 29, 2007) and will renew for additional one year terms unless terminated prior to the anniversary date by Mr. Bennett or the Company. If Mr. Bennett’s employment is terminated by the Company other than for “cause,” as defined in his letter agreement, or Mr. Bennett resigns his employment due to a material reduction in his duties or responsibilities or base salary or because a permanent Chief Executive Officer has not been appointed by December 31, 2008, then Mr. Bennett would receive the following:
•	payment for all unpaid salary, reimbursable business expenses not theretofore paid and accrued vacation time up to the date of termination;

•	a lump sum payment equal to 12 months of his then current annual salary and, in lieu of any bonus payment, a lump sum payment equal to 40% of his annual salary then in effect;

•	continued vesting of the restricted shares granted pursuant to the letter agreement and all stock options for a period of 12 months after termination;

•	continued exercisability of stock options for a period of 90 days following the date on which the last stock options referred to in the preceding bullet point have vested; and

•	reimbursement of a portion of his health coverage payments for up to 12 months after termination.
     Grant of Restricted Shares to Executive Officers. In addition to the grant of 150,000 restricted Class A ordinary shares to Mr. Bennett pursuant to the letter agreement described above, on December 10, 2007, the Company granted 70,000 restricted Class A ordinary shares to its Chief Financial Officer, Shum Mukherjee, and 48,750 restricted Class A ordinary shares to its

General Counsel, Mark Beariault. Each of these awards were made pursuant to the OpenTV 2005 Incentive Plan and are subject to the terms and conditions of a Restricted Share Agreement, the form of which is attached hereto as Exhibit 10.2. The terms and conditions of the restrictions on theses shares are substantially similar to the restrictions on the shares awarded to Mr. Bennett.
     Mr. Bennett’s letter agreement is included herein as Exhibit 10.1 and the form of Restricted Share Agreement for Messrs. Bennett, Mukherjee and Beariault is included herein as Exhibit 10.2, and each are incorporated herein by reference. The foregoing descriptions of Mr. Bennett’s letter agreement and the Restricted Share Agreement are qualified in their entirety by reference to the full text of each such agreement.
Item 9.01. Financial Statements and Exhibits.

Exhibit	Description

10.1	Letter Agreement, dated December 10, 2007, between OpenTV Corp. and Nigel (Ben) Bennett.

10.2	Form of Restricted Share Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
OPENTV CORP.

Date: December 14, 2007	By:	/s/ Shum Mukherjee
		Name:	Shum Mukherjee
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Letter Agreement, dated December 10, 2007, between OpenTV Corp. and Nigel (Ben) Bennett.

10.2	Form of Restricted Share Agreement.

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